                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock

                                       of

                                   ERO, INC.

                                       at

                              $11.25 NET PER SHARE

                                       by

                              HC ACQUISITION CORP.
                          a wholly owned subsidiary of
                              HEDSTROM CORPORATION

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
                                    TIME, ON
              MONDAY, JUNE 2, 1997, UNLESS THE OFFER IS EXTENDED.
                               ------------------

    THE BOARD OF DIRECTORS OF ERO, INC. (THE "COMPANY") HAS UNANIMOUSLY (A) DETERMINED THAT EACH OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN) IS FAIR TO AND IN THE BEST INTERESTS OF HOLDERS ("STOCKHOLDERS") OF THE COMPANY'S COMMON STOCK, PAR VALUE $.01 PER SHARE ("SHARES"), (B) APPROVED
    THE EXECUTION, DELIVERY AND PERFORMANCE OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND
THE MERGER, SUCH APPROVAL CONSTITUTING APPROVAL THEREOF FOR PURPOSES OF SECTION
  203 OF THE DELAWARE GENERAL CORPORATION LAW, AS AMENDED, AND FOR PURPOSES OF ARTICLE NINE OF THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AND (C) RESOLVED TO RECOMMEND ACCEPTANCE OF THE OFFER AND, IF REQUIRED, BOTH THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE MERGER BY
                               THE STOCKHOLDERS.
 HEDSTROM CORPORATION AND HC ACQUISITION CORP. HAVE ENTERED INTO A STOCKHOLDERS AGREEMENT WITH GOLDER, THOMA, CRESSEY FUND III LIMITED PARTNERSHIP (THE "SELLING
 STOCKHOLDER"), PURSUANT TO WHICH, AMONG OTHER THINGS, THE SELLING STOCKHOLDER HAS AGREED TO VALIDLY TENDER (AND NOT TO WITHDRAW) PURSUANT TO AND IN ACCORDANCE
 WITH THE OFFER, APPROXIMATELY 33.6% OF THE OUTSTANDING SHARES (CALCULATED ON A
                    FULLY DILUTED BASIS) AT THE OFFER PRICE.
   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF
SHARES WHICH CONSTITUTES A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED
  BASIS ON THE DATE OF PURCHASE AND (B) THE DEBT FINANCING SOURCES OF HEDSTROM CORPORATION AND ITS PARENT COMPANY, HEDSTROM HOLDINGS, INC., HAVING PROVIDED THE
  APPLICABLE DEBT FINANCING PURSUANT TO THE FINANCING COMMITMENTS (AS DEFINED HEREIN). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS CONTAINED IN THIS
       OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 14 HEREOF.

                                   IMPORTANT

    Any Stockholder desiring to tender all or a portion of such Stockholder's Shares should either (1) complete and sign the Letter of Transmittal provided herewith (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary identified in the Letter of Transmittal and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof or (2) request such Stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Stockholder. Any Stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Stockholder desires to tender such Shares.

    Any Stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis should tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be directed to the Information Agent or to brokers, dealers, commercial banks and trust companies.

                      The Dealer Manager for the Offer is:

                              [CREDIT SUISSE LOGO]

April 17, 1997

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    3
     1.  Terms of the Offer.................................    4
     2.  Acceptance for Payment and Payment for Shares......    6
     3.  Procedure for Tendering Shares.....................    7
     4.  Withdrawal Rights..................................    9
     5.  Certain Federal Income Tax Consequences of the
      Offer and the Merger..................................   10
     6.  Price Range of the Shares; Dividends on the
      Shares................................................   11
     7.  Effect of the Offer on the Market for the Shares,
         Nasdaq Stock Market Listing, Exchange Act
         Registration and Margin Securities.................   11
     8.  Certain Information Concerning the Company.........   12
     9.  Certain Information Concerning Purchaser, Parent
      and Holdings..........................................   15
     10. Source and Amount of Funds.........................   16
     11. Background of the Offer............................   21
     12. Purpose of the Offer and the Merger; Plans for the
         Company; Merger Agreement; Other Agreements; Other
         Matters............................................   22
     13. Dividends and Distributions........................   32
     14. Certain Conditions of the Offer....................   32
     15. Certain Legal Matters..............................   34
     16. Fees and Expenses..................................   36
     17. Miscellaneous......................................   36
Schedule I -- Directors and Executive Officers of Holdings,
  Parent and Purchaser......................................  I-1

To the Holders of Common Stock of ERO, Inc.

                                  INTRODUCTION

     HC Acquisition Corp., a Delaware corporation ("Purchaser") and a direct wholly owned subsidiary of Hedstrom Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of the common stock, par value $.01 per share ("Shares"), of ERO, Inc., a Delaware corporation (the "Company"), at a purchase price of $11.25 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 10, 1997, among Parent, Purchaser and the Company (the "Merger Agreement"). The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser and further provides that, following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a direct wholly owned subsidiary of Parent (the "Surviving Corporation"). In the Merger, each issued and outstanding Share (excluding Shares directly or indirectly owned by the Company or by Parent, Purchaser or any other subsidiary of Parent and Shares owned by stockholders of the Company who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares under Delaware law ("Dissenting Shares")) will be converted at the effective time of the Merger (the "Effective Time") into the right to receive the per Share amount actually paid in the Offer, in cash, without any interest thereon (the "Merger Consideration"), less any required withholding taxes.

     The Board of Directors of the Company (the "Board") has unanimously (i) determined that each of the Merger Agreement, the Offer and the Merger is fair to and in the best interests of the holders of the Shares (the "Stockholders"),
(ii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, such approval constituting approval thereof for purposes of Section 203 of the Delaware General Corporation Law, as amended (the "DGCL"), and for purposes of Article Nine of the Company's Amended and Restated Certificate of Incorporation and (iii) resolved to recommend acceptance of the Offer and, if required, both the approval and adoption of the Merger Agreement and the approval of the Merger by the Stockholders.

     Dean Witter Reynolds, Inc. ("Dean Witter"), the Company's financial advisor, has delivered to the Board its written opinion, dated April 10, 1997, that, as of such date and based upon and subject to the matters set forth therein, the cash consideration to be received by the Stockholders (other than Parent, Purchaser and any other subsidiary of Parent) pursuant to the Offer and Merger is fair, from a financial point of view, to such Stockholders. A copy of the opinion of Dean Witter is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") in connection with the Offer. A copy of the Schedule 14D-9 is being furnished to the Stockholders herewith.

     The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 below) a number of Shares (the "Minimum Number of Shares") which constitutes a majority of the Shares outstanding on a fully-diluted basis ("fully diluted basis" meaning, as of any date, the number of Shares outstanding, together with Shares which the Company may be required, now or in the future, to issue pursuant to options, warrants or other rights or obligations outstanding at that date) on the date of purchase (the "Minimum Tender Condition") and (ii) the debt financing sources of Parent and its corporate parent, Hedstrom Holdings, Inc., a Delaware corporation ("Holdings"), having provided the applicable debt financing pursuant to the Financing Commitments (as defined in Section 10). The Offer is also subject to certain other conditions. See Sections 1 and 14.

     The Company has informed Purchaser that as of April 10, 1997, (i) 10,274,300 Shares were issued and outstanding and 1,458,000 Shares were reserved for issuance upon the exercise of outstanding options to purchase Shares ("Options") granted under the Company's 1988 Key Employee Stock Option Plan, 1992 Key

Employee Stock Option Plan and 1992 Director's Stock Option Plan or otherwise (collectively, the "Stock Option Plans"). Based on the foregoing, at least 5,866,151 Shares must be validly tendered and not withdrawn in the Offer for the Minimum Tender Condition to be met.

     Concurrently with the execution of the Merger Agreement, Parent and Purchaser entered into a Stockholders Agreement, dated April 10, 1997 (the "Stockholders Agreement"), with Golder, Thoma, Cressey Fund III Limited Partnership (the "Selling Stockholder") which owns, in the aggregate, 3,940,000 (or approximately 33.6%) of the outstanding Shares calculated on a fully-diluted basis. Pursuant to the Stockholders Agreement, the Selling Stockholder has agreed to validly tender pursuant to the Offer and not to withdraw all Shares which are owned of record or beneficially by them prior to the Expiration Date.

     The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval of the Merger by the requisite vote of the Stockholders. Under the DGCL, the Stockholder vote necessary to approve the Merger will be the affirmative vote of at least a majority of the outstanding Shares, including Shares held by Purchaser and its affiliates. If the Minimum Tender Condition is met and the Offer is consummated, Purchaser will own a sufficient number of shares to cause the Merger to be approved. If Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser will be able to effect the Merger pursuant to the "short-form" merger provisions of Section 253 of the DGCL, without prior notice to, or any action by, any other Stockholder. In each event, Purchaser intends to effect the Merger as promptly as practicable following the purchase of Shares in the Offer. See Section 12.

     The Merger Agreement is more fully described in Section 12. Certain federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5.

     Tendering Stockholders will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer or the Merger. A tendering Stockholder who holds securities with such Stockholder's broker may be required by such broker to pay a service charge or other fee. Purchaser will pay all charges and expenses of Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or "CSFB"), as the dealer manager (the "Dealer Manager"), IBJ Schroder Bank & Trust Company, as the depositary (the "Depositary"), and MacKenzie Partners, Inc., as the information agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

1. TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) all Shares that are validly tendered and not withdrawn in accordance with Section 4 below prior to the Expiration Date. As used in the Offer, the term "Expiration Date" shall mean 12:00 midnight, New York City time, on June 2, 1997, unless and until Purchaser, in accordance with the terms of the Offer and the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(c)(6) under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     In the event that the Offer is not consummated, Purchaser may seek to acquire Shares through open market purchases, privately negotiated transactions, or otherwise, upon such terms and conditions and at such prices as it shall determine, which may be more or less than the Offer Price and could be for cash or other consideration.

     In certain circumstances in connection with the termination of the Merger Agreement, Purchaser would be prohibited from acquiring any shares other than pursuant to the Offer.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Tender Condition and the debt financing sources of Parent and Holdings having provided the applicable debt financing pursuant to the Financing Commitments, and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). The

Offer is also subject to certain other conditions set forth in Section 14 below. Subject to the terms of the Merger Agreement, including in certain instances the Company's consent, Purchaser reserves the right (but shall not be obligated) to amend or modify the terms of the Offer, including, without limitation, the right, if by the Expiration Date any or all of the conditions of the Offer are not satisfied or waived, to (i) extend the period during which the Offer is open and, subject to the rights of tendering Stockholders to withdraw their Shares, retain all tendered Shares until the Expiration Date, (ii) waive or reduce the Minimum Tender Condition or waive any or all of the conditions of the Offer and, subject to complying with applicable rules and regulations of the Commission, accept for payment or purchase all validly tendered Shares and not extend the Offer, or (iii) terminate the Offer and not accept for payment any Shares and return promptly all tendered Shares to tendering Stockholders. Notwithstanding the foregoing, without the prior written consent of the Company, Purchaser may not (and Parent shall not cause Purchaser to) (i) decrease the Offer Price or the form of consideration therefor or decrease the number of Shares sought pursuant to the Offer, (ii) amend or waive the Minimum Tender Condition, (iii) extend the Expiration Date (except that Purchaser may extend the Expiration Date
(a) as required by any rule, regulation or interpretation of the Commission, (b) for such periods as Purchaser may reasonably deem necessary (but not to a date later than the 60th calendar day after the date of commencement) in the event that any condition to the Offer is not satisfied or (c) for one or more times for an aggregate period of up to 15 days (not to exceed 60 calendar days from the date of commencement) for any reason other than those specified in the immediately preceding clause (a) and clause (b)) or (iv) change any condition or impose additional conditions to the Offer or amend any term of the Offer in any manner adverse to holders of Shares; provided, however, that, except as set forth above, Purchaser may waive any other condition to the Offer in its sole discretion; and provided further that the Offer (i) may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission and (ii) will, for one time only, be automatically extended for a period which ends on the 15th business day from the date the Company shall have received an Acquisition Proposal (as defined in Section 12 below) in the event the Company shall receive such Acquisition Proposal less than ten business days prior to the Expiration Date. Assuming the prior satisfaction or waiver of the conditions to the Offer, Purchaser shall accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

     The Commission has announced that, under its interpretation of Rules 14d-4(c) and 14d-6(d) under the Exchange Act, material changes in the terms of a tender offer or information concerning a tender offer may require that the tender offer be extended so that it remains open for a sufficient period of time to allow security holders to consider such material changes or information in deciding whether or not to tender or withdraw their securities. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information. If Purchaser decides to increase or, subject to the consent of the Company, to decrease the consideration in the Offer, to make a change in the percentage of Shares sought or, subject to the consent of the Company, to change or waive the Minimum Tender Condition and, if at the time that notice of any such changes is first published, sent or given to Stockholders, the Offer is scheduled to expire at any time earlier than the tenth business day after (and including) the date of such notice, then the Offer will be extended until the expiration of at least such period of ten business days.

     Purchaser also reserves the right, subject to applicable laws (including applicable regulations of the Commission promulgated under the Exchange Act) and to the terms of the Merger Agreement, at any time or from time to time, to delay acceptance for payment of or payment for any Shares, regardless of whether the Shares were theretofore accepted for payment, or to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions specified in Section 14 below, by giving oral or written notice of such delay in payment or termination to the Depositary. The reservation by Purchaser of the right to delay acceptance for payment of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that Purchaser pay the consideration offered or return the Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer. Any delay in acceptance for payment or payment beyond the time permitted by applicable law will be effectuated by an extension of the period of time during which the Offer is open.

     Any extension, delay in payment, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such announcement other than by issuing a release to the Dow Jones News Service (or a similar news service) or as otherwise may be required by law.

     The Company has provided Purchaser with its stockholder list as of April 11, 1997 and security position listings for the purpose of disseminating the Offer to Stockholders. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list as of April 11, 1997 or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment (and thereby purchase) and pay for Shares that are validly tendered and not withdrawn on or prior to the Expiration Date, as soon as practicable after the later of the following dates:
(i) the Expiration Date and (ii) the date of satisfaction or waiver of all of the conditions to the Offer set forth herein. Purchaser expressly reserves the right, in its discretion, subject to applicable laws and regulations, to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law, government regulation or condition contained herein. See Section 14 below.

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a Book-Entry Confirmation (as defined in Section 3) with respect to such Shares) and (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees and all other documents required by the Letter of Transmittal. See
Section 3 below.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) tendered Shares as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering Stockholders whose Shares have theretofore been accepted for payment. If, for any reason, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under
Section 14, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering Stockholders are entitled to withdrawal rights as described in
Section 4 below and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest on the purchase price be paid by Purchaser, regardless of any delay in making such payment.

     If any tendered Shares are not purchased for any reason or if certificates are submitted for more Shares than are tendered, certificates for such Shares not purchased or tendered will be returned pursuant to the instructions of the tendering Stockholder without expense to the tendering Stockholder (or, in the case of Shares delivered by book-entry transfer, into the Depositary's account at a Book-Entry Transfer Facility (as defined in Section 3) pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility) as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     If, prior to the Expiration Date, Purchaser increases the consideration to be paid per Share pursuant to the Offer, Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to any newly-formed direct wholly owned subsidiary of Parent or Purchaser the right to purchase Shares tendered pursuant to the Offer; however, no such transfer or assignment will release Purchaser from its obligations under the Offer or prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES

     Valid Tenders. For Shares to be validly tendered pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees and all other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) certificates representing such Shares must be received by the Depositary at any such address prior to the Expiration Date or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary prior to the Expiration Date or (b) the tendering Stockholder must comply with the guaranteed delivery procedures set forth below. No alternative, conditional or contingent tenders will be accepted.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with that Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees and all other required documents, must in any case be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation". Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     Signature Guarantee. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates representing Shares are registered in the name of a person other than the signer of the Letter of Transmittal or if certificates for Shares not accepted for payment or not tendered are to be issued to a person other than the registered holder, then the certificates must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares in proper form for transfer or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and all required signature guarantees and all other documents required by the Letter of Transmittal, are received by the Depositary by 5 p.m., New York City time, on the third business day after the date of execution of such Notice of Guaranteed Delivery.

     THE NOTICE OF GUARANTEED DELIVERY MAY BE DELIVERED BY HAND OR TRANSMITTED BY FACSIMILE TRANSMISSION OR MAILED TO THE DEPOSITARY AND MUST INCLUDE AN ENDORSEMENT BY AN ELIGIBLE INSTITUTION IN THE FORM SET FORTH IN SUCH NOTICE OF GUARANTEED DELIVERY.

     IN ALL CASES, SHARES SHALL NOT BE DEEMED VALIDLY TENDERED UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) IS RECEIVED BY THE DEPOSITARY.

     THE METHOD OF DELIVERY OF CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS (INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY) IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer in all cases will be made only after timely receipt by the Depositary of certificates for (or a Book-Entry Confirmation with respect to) such Shares and a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees and all other documents required by the Letter of Transmittal.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE PAYMENTS MADE TO A STOCKHOLDER WITH RESPECT TO THE PURCHASE PRICE OF SHARES ACQUIRED PURSUANT TO THE OFFER OR THE MERGER, SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 10 OF THE LETTER OF TRANSMITTAL AND
SECTION 5 BELOW.

     Determination of Validity. All questions as to the form of documents and the validity, eligibility (including time or receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of Shares determined not to be in proper form or the acceptance of or payment for which may, in the opinion of counsel, be unlawful and reserves the absolute right (but shall not be obligated) to waive any defect or irregularity in any tender of Shares. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right (but shall not be obligated) to waive or to amend any of the conditions of the Offer. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. By executing and delivering a Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Purchaser as his attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Stockholder's rights with respect to the Shares tendered by such Stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares, on or after the date of the Offer. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares and therefore irrevocable. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such Stockholder with respect to such Shares (and any other Shares or other securities so issued in respect of such purchased Shares) will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will not be deemed effective) by such Stockholder. The designees of Purchaser will be empowered to exercise all voting and other rights of such Stockholder with respect to such Shares (and any other Shares or securities so issued in respect of such purchased Shares) as they in their sole discretion may deem proper, including, without limitation, in respect of any annual or special meeting of the Stockholders, or any adjournment or postponement thereof, in connection with any action by written consent in lieu of a meeting or otherwise (including any such meeting or action by written consent to approve the Merger). Purchaser reserves the absolute right to require that, in order for Shares to be validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting and other rights with respect to such Shares, including the right to vote at any meeting of Stockholders then scheduled.

     A tender of Shares pursuant to any of the procedures described above will constitute the tendering Stockholder's acceptance of the terms and conditions of the Offer. Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and conditions of the Offer.

4. WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to the Offer are irrevocable, except as otherwise provided in this Section 4. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser as provided herein, may also be withdrawn at any time after June 16, 1997. If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser hereunder, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in this Section 4.

     The reservation by Purchaser of the right to delay the acceptance or purchase of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires Purchaser to pay the consideration offered or return Shares deposited by or on behalf of Stockholders promptly after the termination or withdrawal of the Offer.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If certificates evidencing Shares have been delivered or otherwise identified to the Depositary, then prior to the release of such certificates, the tendering Stockholder must also submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered for the account of an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to form and validity (including time of receipt) of notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding on all parties. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failing to give such notification.

     Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 above.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

     The following is a summary of the material federal income tax consequences of the Offer and the Merger to Stockholders whose Shares are purchased pursuant to the Offer or whose Shares are converted into the right to receive the Merger Consideration in the Merger (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights). The discussion applies only to Stockholders in whose hands Shares are capital assets, and may not apply to holders who received their Shares pursuant to the exercise of employee stock options or otherwise as compensation, or who are not citizens or residents of the United States.

     THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON PRESENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

     Receipt of the Offer Price or the Merger Consideration. The receipt by a Stockholder of the Offer Price or the Merger Consideration (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights) in exchange for such Shares will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a Stockholder will recognize gain (or loss) equal to the difference between his adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain (or loss) must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain (or loss) will be capital gain (or loss) and will be long-term gain (or loss) if, on the date of sale (or, if applicable, the Effective Time), the Shares were held for more than one year. President Clinton has proposed legislation which would require a holder to determine adjusted basis for Shares based on the average of such holder's total adjusted basis for Shares. Among other things, such proposal may affect the federal income tax consequences of the receipt of the Offer Price or the Merger Consideration by Stockholders holding blocks of Shares with different holding periods. However, it is not possible to predict whether such proposal will be enacted into law or, if so, whether such legislation will apply to the Offer or to the Merger.

     Backup Withholding. Payments in connection with the Offer or the Merger may be subject to "backup withholding" at a 31% rate. Backup withholding generally applies if the Stockholder (a) fails to furnish his social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN,
(c) fails properly to report interest or dividends or (d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is his correct number and that he is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Any amounts withheld from a payment to a Stockholder under the backup withholding rules will be allowed as a credit against such Stockholder's federal income tax liability, provided that the required information is provided to the Internal Revenue Service. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each Stockholder should consult with such Stockholder's own tax advisor as to such Stockholder's qualification for exemption from withholding and the procedure for obtaining such exemption.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     According to the Company's Annual report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company 10-K") and information supplied to Purchaser by the Company, the Shares commenced trading on Nasdaq Stock Market under the symbol "EROI" on April 7, 1992. Based on the foregoing, the Company has never paid regular cash dividends on the Shares; furthermore, the Merger Agreement prohibits the Company from declaring or paying any dividend or distribution on the Shares. The following table sets forth, for the periods indicated, the high and low closing sales prices per Share on the Nasdaq Stock Market.

                                                               HIGH         LOW
                                                              -------      ------
FISCAL YEAR 1995:
  First Quarter.............................................  $ 8.250      $6.750
  Second Quarter............................................    9.250       7.000
  Third Quarter.............................................    9.000       6.500
  Fourth Quarter............................................    7.250       5.250
FISCAL YEAR 1996:
  First Quarter.............................................    7.250       5.750
  Second Quarter............................................    7.250       5.750
  Third Quarter.............................................    6.250       4.250
  Fourth Quarter............................................    8.750       5.125
FISCAL YEAR 1997:
  First Quarter.............................................   10.250       6.750
  Second Quarter (through April 16, 1997)...................   10.875       9.375

     On April 10, 1997, the last full trading day before the public announcement of Purchaser's intention to acquire the Shares, the closing sales price per Share on the Nasdaq Stock Market was $10.250. On April 16, 1997, the last full trading day before the commencement of the Offer, the closing sales price per Share on the Nasdaq Stock Market was $10.875 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, NASDAQ STOCK MARKET LISTING, EXCHANGE ACT REGISTRATION AND MARGIN SECURITIES

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

     The extent of the public market for the Shares and, according to the published guidelines of the NASD, the continued trading of the Shares on the Nasdaq Stock Market, after commencement of the Offer will depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, as described below, and other factors.

     If, as a result of the purchase of Shares pursuant to the Offer or otherwise, trading of the Shares on the Nasdaq Stock Market is discontinued, the liquidity of and market for the Shares could be adversely affected. Purchaser cannot predict whether or to what extent the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future prices to be greater or less than the Offer Price.

     The Shares are currently registered under Section 12(g) of the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application by the Company to the Commission if the Shares are not held by at least 300 holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and could make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated.

     Purchaser intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following consummation of the Merger.

     The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the loan value of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on the Nasdaq Stock Market.

8. CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation with its principal executive offices located at 585 Slawin Court, Mount Prospect, Illinois 60056. According to the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996, the Company is a leading designer, manufacturer, importer and marketer of licensed and branded children's leisure products. The Company's major products are grouped into four business units: ERO Industries, Inc., which consists of "Slumber Shoppe" and water sports; Amav Industries, Inc., which consists of children's activities, arts and crafts; Impact, Inc., which consists of back-to-school products; and Priss Prints, Inc., which consists of children's room decor products. The Company's products are sold to all major mass merchants and big box retailers such as toy stores, office superstores, home improvement centers and specialty craft stores.

     Set forth below is certain selected consolidated financial information with respect to the Company and its subsidiaries excerpted from the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996. More comprehensive financial information is included in such reports and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable in the manner set forth below under "Available Information."

                                   ERO, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

CONSOLIDATED STATEMENT OF OPERATIONS DATA:

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       1996        1995        1994
                                                     --------    --------    --------
Net sales..........................................  $157,913    $128,722    $126,734
Cost of sales......................................    97,802      80,693      79,776
                                                     --------    --------    --------
Gross profit.......................................    60,111      48,029      46,958
Selling, general and administrative expense........    38,896      33,183      34,078
                                                     --------    --------    --------
Operating income...................................    21,215      14,846      12,880
Interest expense...................................     9,062       1,997       1,939
                                                     --------    --------    --------
Income before income taxes.........................    12,153      12,849      10,941
Income tax provision...............................     4,395       5,167       4,482
                                                     --------    --------    --------
Net income.........................................  $  7,758    $  7,682    $  6,459
                                                     ========    ========    ========

Net income per share...............................  $   0.75    $   0.73    $   0.61
Weighted average number of shares outstanding......    10,316      10,487      10,580

CONSOLIDATED BALANCE SHEET DATA:

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                         1996           1995
                                                       ---------      ---------
Total current assets.................................   $ 79,533       $ 58,496
Total assets.........................................    159,994        144,138
Current portion of long-term debt....................      8,893          6,728
Total current liabilities............................     29,697         29,804
Total long-term debt.................................     86,747         78,270
Deferred income tax liability........................        536             --
Total liabilities....................................    116,980        108,074
Total stockholders' equity...........................     43,014         36,064

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act. In accordance therewith, the Company files periodic reports, proxy statements and other information with the Commission under the Exchange Act relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained upon payment of the Commission's prescribed fees by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site

(http://www.sec.gov) that contains reports, proxy and information statements regarding registrants, such as the Company, that file electronically with the Commission.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although Purchaser and Parent do not have any knowledge that any such information is untrue, neither Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

     A copy of the Offer to Purchase, and certain of the agreements referred to herein, are attached as exhibits to Parent's and Purchaser's Tender Offer Statement on Schedule 14D-1 and Statement on Schedule 13D, dated April 17, 1997 (the "Schedule 14D-1"), which has been filed with the Commission. The Schedule 14D-1 and the exhibits thereto, along with such documents as may be filed by Parent and Purchaser with the Commission, may be examined and copied from the offices of the Commission in the manner set forth above.

     Projections. To the knowledge of Parent and Purchaser, the Company does not as a matter of course make public forecasts as to its future economic performance. However, in connection with Parent's due diligence investigation of the Company, the Company provided Parent with estimates for net sales and net income for the year ending on December 31, 1997 of $188.6 million and $10.5 million, respectively. Such estimates were part of a budget presented to and approved by the Board. During the course of Parent's due diligence, an officer of the Company also provided Parent with "best case" estimates of net sales and net income for the same period of $192.5 million and $14.1 million, respectively. The latter estimates were not part of the budget approved by the Board and were prepared on an expedited basis without the benefit of any research or analysis. In addition, these estimates were not relied upon by Parent. The budgeted and non-budgeted estimates are hereinafter collectively referred to as the "Projections."

     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION REGARDING PROJECTIONS, NOR WERE THEY PREPARED IN ACCORDANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF FINANCIAL PROJECTIONS. THE PROJECTIONS DO NOT PURPORT TO PRESENT OPERATIONS IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND HAVE NOT BEEN AUDITED, COMPILED OR OTHERWISE EXAMINED BY INDEPENDENT ACCOUNTANTS. THE PROJECTIONS ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT AND PURCHASER IN CONNECTION WITH THEIR DUE DILIGENCE INVESTIGATION OF THE COMPANY. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE PROJECTIONS REFLECT NUMEROUS ASSUMPTIONS, ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE TO BE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS.

     THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, PURCHASER, THE COMPANY OR THEIR RESPECTIVE FINANCIAL ADVISORS CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, PURCHASER, THE COMPANY AND THEIR RESPECTIVE FINANCIAL ADVISORS ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF PARENT, PURCHASER, THE COMPANY OR ANY OF THEIR FINANCIAL ADVISORS HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

9. CERTAIN INFORMATION CONCERNING PURCHASER, PARENT AND HOLDINGS

     Purchaser, a Delaware corporation, was organized to acquire all the outstanding Shares pursuant to the Merger Agreement and has not conducted any unrelated activities since its organization. All of the outstanding capital stock of Purchaser is owned by Parent. The principal executive offices of Purchaser are located at Cherrington Corporate Center, 300 Corporate Center Drive, Suite 100, Coraopolis, Pennsylvania 15108.

     Parent, a Delaware corporation, is a leading U.S. manufacturer of children's leisure products that are sold primarily through national retailers. Parent is organized into two divisions representing its principal product categories, outdoor gym sets and play balls. Each division also manufactures a wide variety of industrial and consumer products that are sold to original equipment manufacturers. The principal executive offices of Parent are located at Cherrington Corporate Center, 300 Corporate Center Drive, Suite 100, Coraopolis, Pennsylvania 15108.

     The following table presents selected operating, balance sheet and other data of Parent as of and for the fiscal years ended July 31, 1995 and 1996 and as of and for the five month period ended December 31, 1996.

                                                                             5 MONTHS
                                                                              ENDED
                                                        YEAR ENDED         ------------
                                                   --------------------    DECEMBER 31,
                                                     1995        1996          1996
                                                   --------    --------    ------------
                                                              (IN THOUSANDS)
OPERATING DATA:
  Net sales......................................  $133,862    $133,194      $23,994
  Operating profit...............................     6,186       3,632       (5,619)
  Other expense (income):
     Interest....................................     4,573       5,896        2,158
     Recapitalization expense....................        --       9,600           --
     Other expense (income)......................        46         110          (37)
  Net earnings (loss)............................     3,877      (7,735)      (4,771)
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital................................  $  1,720    $ 16,498      $ 9,373
  Total assets...................................    70,287      85,697       72,395
  Long-term debt, less current maturities........     4,205      38,500       36,750
  Stockholders' equity (deficit).................    15,509       2,172       (2,599)

     Hedstrom Holdings, Inc., a Delaware corporation ("Holdings"), is a holding company, the primary asset of which is the common stock of the Parent. The principal executive offices of Holdings are located at Cherrington Corporate Center, 300 Corporate Center Drive, Suite 100, Coraopolis, Pennsylvania 15108.

     During the last five years, neither Purchaser, Parent nor Holdings nor, to the knowledge of Purchaser or Parent, any of the persons listed in Schedule I
(i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, Federal or state securities laws or finding any violation of such laws. The name, business address, present principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Purchaser, Parent and Holdings are set forth in Schedule I.

     Neither of Purchaser, Parent nor Holdings nor, to the knowledge of Purchaser or Parent, any of the persons listed in Schedule I or any associate or majority owned subsidiary of any such persons, beneficially owns or has a right to acquire any equity security of the Company. Neither of Purchaser, Parent nor Holdings nor, to the knowledge of Purchaser or Parent, any of their respective directors, executive officers or subsidiaries has effected any transaction in any equity security of the Company during the past 60 days.

     Except as described in this Offer to Purchase, (i) neither Purchaser, Parent nor Holdings nor, to the knowledge of Purchaser or Parent, any of the persons listed in Schedule I has any contract, arrangement, understanding or relationship (whether or not legally enforceable) with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies; (ii) there have been no contacts, negotiations or transactions between Purchaser, Parent or Holdings, or any of their respective subsidiaries or, to the knowledge of Purchaser, Parent or Holdings, any of the persons listed on Schedule I on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission.

10. SOURCE AND AMOUNT OF FUNDS

     Parent and Purchaser estimate that the total amount of funds required by the Purchaser to (i) purchase all of the 10,274,300 Shares issued and outstanding, (ii) fund the net consideration payable in respect of outstanding options to purchase 1,458,000 Shares, (iii) refinance certain existing indebtedness of Parent and the Company, and (iv) pay fees and expenses incurred in connection with the Offer and the Merger will be approximately $302 million. Of these funds, $65 million will be contributed by Holdings to Parent, who will in turn contribute such amount to Purchaser. Holdings intends to obtain $40 million of these funds pursuant to the sale of shares of its common stock to its current majority stockholder, Hicks Muse Equity Fund II, L.P. ("HMF II"), an affiliate of Hicks, Muse, Tate & Furst Incorporated ("Hicks Muse") (or to an affiliate of HMF II) and to obtain $25 million of these funds pursuant to the sale of senior discount notes (the "Holdings Senior Discount Notes"). Parent intends to obtain $115 million of the required funds pursuant to the sale of senior subordinated notes (the "Senior Subordinated Notes") (or in lieu thereof, a bridge loan in a similar amount) and to contribute such amount to Purchaser. The balance of the required funds will be borrowed by Parent under new senior secured bank credit facilities of up to $180 million (the "Credit Facilities"). Parent has obtained commitments (the "Financing Commitments") with respect to each of the foregoing financing transactions.

     The following table has been prepared by Parent and Purchaser after discussions with management of the Company and sets forth the approximate amounts, proposed sources, and uses of funds necessary to consummate the Offer and the Merger and the related refinancings:

                                                              $ IN MILLIONS
                                                              -------------
Sources:
  Sale of Holdings Common Stock.............................     $ 40.0
  Sale of Holdings Senior Discount Notes....................       25.0
  Sale of Senior Subordinated Notes.........................      115.0
  Borrowings under Credit Facilities........................      127.4
                                                                 ------
          Total.............................................     $307.4
                                                                 ======
Uses:
  Purchase Shares...........................................     $115.6
  Settlement of options.....................................        7.0
  Refinance existing senior debt of Parent..................       75.6
  Refinance existing debt of Company........................       88.3
  Fees and expenses.........................................     $ 20.8
                                                                 ------
          Total.............................................     $307.4
                                                                 ======

     The following is a summary of certain material terms of the Financing Commitments. This summary is not a complete description of the terms and conditions of these documents and is qualified in its entirety by reference to the full texts of such documents which are incorporated herein by reference. A copy of each of the Financing Commitments has been filed with the Commission as an exhibit to the Schedule 14D-1 and each may be examined, and copies thereof may be obtained, as set forth in Section 8.

CSFB Engagement Letter.

     CSFB and Parent are parties to an Engagement Letter (the "CSFB Engagement Letter"), dated April 11, 1997, pursuant to which CSFB has committed to use its best efforts to complete the private placement of the Senior Subordinated Notes and the Holdings Senior Discount Notes. In the event that CSFB determines, after consultation with Parent, that market conditions existing at the time of the proposed commencement of such offerings make it unlikely that the offerings could be successfully consummated, CSFB may elect to postpone such offerings until market conditions, in CSFB's judgment, no longer preclude the successful completion of such offerings.

     Senior Subordinated Notes. Parent intends to issue $115 million of Senior Subordinated Notes pursuant to the Commission's Rule 144A. The Senior Subordinated Notes will mature ten years from the issue date, and interest will accrue and be payable thereon in cash from the issue date.

     The Senior Subordinated Notes will be unsecured and subordinated in right of payment to all existing and future senior indebtedness of Parent (including indebtedness under the Credit Facilities), senior in right of payment to all existing and future subordinated indebtedness of Parent and will rank pari passu with all existing and future senior subordinated indebtedness of the Parent. The Senior Subordinated Notes will be guaranteed on a senior subordinated basis by each domestic subsidiary of the Parent, and on a senior basis by Holdings (to the extent the Credit Facilities are also guaranteed by Holdings).

     In connection with the issuance of the Senior Subordinated Notes, Parent will enter into a registration rights agreement containing terms customary for Rule 144A offerings.

     The Senior Subordinated Notes will contain negative covenants and events of default customary for high yield securities.

     Holdings Senior Discount Notes. Holdings intends to issue $25 million of Holdings Senior Discount Notes pursuant to Rule 144A. The Holdings Senior Discount Notes will mature twelve years from the issue date and no cash interest will accrue or be payable thereon until the fifth anniversary of the issue date, after which time interest will accrue and be payable in cash.

     The Holdings Senior Discount Notes will be senior, unsecured obligations of Holdings, ranking pari passu in right of payment with all existing and future senior unsecured obligations of Holdings (including guarantees by Holdings of the Credit Facilities and the Senior Subordinated Notes) and will rank senior to all future subordinated debt of Holdings.

     In connection with the issuance of the Holdings Senior Discount Notes, Holdings will enter into a registration rights agreement containing terms customary for Rule 144A offerings.

     The Holdings Senior Discount Notes will contain negative covenants customary for high yield securities.

Holdings Senior Discount Notes Commitment Letter.

     CSFB and Holdings are parties to a Holdings Senior Discount Notes Commitment Letter (the "Holdings Senior Discount Notes Commitment Letter"), dated April 11, 1997, pursuant to which CSFB has committed to purchase, or to cause one or more of its affiliates to purchase, Holdings Senior Discount Notes for gross proceeds of up to $25 million, upon the written request of Parent to do so if such Holding Senior Discount Notes cannot be sold on or prior to the later of the Expiration Date or the date that is 60 days from the date of the Holdings Senior Discount Notes Commitment Letter Expiration Date.

     The Holdings Senior Discount Notes will be issued at an initial discount to maturity that, calculated on a semi-annual bond equivalent basis, is an implied interest rate equal to (a) in the event the offering of Senior Subordinated Notes is consummated, the sum of the coupon rate of the Senior Subordinated Notes plus 5%; or (b) in the event the offering of Senior Subordinated Notes is not consummated, the sum of the yield on U.S. Government Treasury obligations maturing on the day 12 years from the day immediately preceding the date of issuance of such Senior Discount Notes plus 8.75%. In no event will the initial discount to maturity exceed 15%.

     Holdings will be required to file within 30 days following the date of issuance of the Holdings Senior Discount Notes, a shelf registration statement with respect to resales of the Holdings Senior Discount Notes. If within 90 days from the issue date, a shelf registration statement for resales of Holdings Senior Discount Notes is not declared effective, or, if after becoming effective the shelf registration statement ceases to be effective or ceases to be usable in connection with resales of Holdings Senior Discount Notes (subject to customary exceptions), the rate at which interest accrues and becomes payable on the Holdings Senior Discount Notes will increase by 0.5% at the end of each 90-day period thereafter until such default shall be cured. In no event will the interest on the Holdings Senior Discount Notes increase by more than an aggregate of 2.0%.

     In connection with its purchase of any of the Holdings Senior Discount Notes pursuant to the request of Parent, CSFB will receive rights ("Initial Purchaser Discount Note Rights") to acquire equity interests representing 10% of the common stock of Holdings, subject to forfeiture in certain circumstances, at no additional cost. The Initial Purchaser Discount Note Rights will be issued pursuant to a rights agreement containing customary anti-dilution provisions and registration rights.

Bridge Loan Commitment Letter.

     Bridge Loans. Pursuant to a Bridge Loan Commitment Letter (the "Bridge Loan Commitment Letter"), dated April 11, 1997, between CSFB and Parent, CSFB has committed to provide a bridge loan of up to $115.0 million (the "Bridge Loan") to Parent to the extent CSFB is unable to sell the Senior Subordinated Notes. In the event that Parent has not issued the Senior Subordinated Notes prior to the date on which Shares are acquired by Purchaser pursuant to the Offer, Parent will use its reasonable best efforts to promptly refinance the Bridge Loans.

     Subordination and guarantee provisions contained in the Bridge Loan Commitment Letter are similar to those contained in the CSFB Engagement Letter with respect to the Senior Subordinated Notes.

     The Bridge Loans will mature on the date which is 364 days after the Date on which Shares are acquired by Purchaser pursuant to the Offer (the "Bridge Maturity Date"). If any Bridge Loan is not repaid in full on or prior to the Bridge Maturity Date, the applicable Bridge Loan lender will have the option at any time or from time to time to receive, in exchange for such Bridge Loan or portion thereof, exchange notes of Parent (the "Exchange Notes") ranking pari passu with the Bridge Loans and having the terms set forth in the term sheet attached as Annex I to the Bridge Loan Commitment Letter.

     Prior to the Bridge Maturity Date, the Bridge Loans will accrue interest at a rate per annum equal to 3 month Adjusted LIBOR (adjusted to reflect statutory reserve requirement) plus the applicable spread. The spread on the Bridge Loans initially will be 600 basis points and will increase by 50 basis points at the end of each three-month period until the Bridge Maturity Date; provided, however, that the interest rate on Bridge Loans in effect at any time prior to the Bridge Maturity Date shall not exceed 18% per annum, and cash interest on the Bridge Loans shall not exceed 15% per annum.

     Following the Bridge Maturity Date, all outstanding Bridge Loans will accrue interest at the rate provided for in the Exchange Notes, subject to the absolute and cash caps contained therein.

     The making of the Bridge Loans shall be subject to the same conditions precedent as each of the other debt financing transactions contemplated by the Financing Commitments. The Bridge Loan documents will also contain representations and warranties and convenants standard for such types of debt financings.

     Parent will be required to file a registration statement under the Securities Act or prepare an offering memorandum covering senior subordinated notes of Parent to be issued in a public offering or private placement to refinance in full the Bridge Loans and to consummate such refinancing as soon as possible after the date on which Shares are acquired by Purchaser pursuant to the Offer in an amount sufficient to refinance all amounts outstanding under the Bridge Loan and on such terms and conditions (including, without limitation, interest rate, yield, redemption prices and dates) as CSFB may in its reasonable judgment determine to be appropriate in light of prevailing circumstances and market conditions and the financial condition and prospects of Parent, provided that Parent will not be required to issue senior subordinated notes bearing interest in excess of the maximum interest rates applicable to the Exchange Notes.

     The events of default will be those customary for facilities similar to the Bridge Loan facilities and others as are reasonably specified by the Agent, including but not limited to nonpayment of principal, interest, fees or other amounts when due and violation of covenants, among others.

     Exchange Notes. The Exchange Notes will be available only in exchange for the Bridge Loans. The face amount of any Exchange Note will equal 100% of the aggregate principal amount (including any accrued interest not required to be paid in cash) of the Bridge Loan for which it is exchanged. The Exchange Notes will mature on the tenth anniversary of the date on which the Shares are purchased by Parent pursuant to the Offer.

     The Exchange Notes will bear interest at a rate per annum, subject to certain exemptions, equal to the interest rate on the Bridge Loans on the Bridge Loan Maturity Date. Notwithstanding the foregoing, the interest rate on Exchange Notes in effect at any time shall not exceed 18% per annum, and to the extent that the interest payable on Exchange Notes exceeds a rate of 15% per annum, Parent may, at its option, cause such excess interest to be paid by issuing additional Exchange Notes in a principal amount equal to such excess portion of interest. Interest on Exchange Notes will be payable semiannually in arrears. In no event shall the interest rate on the Exchange Notes exceed the highest lawful rate permitted under applicable law.

     Exchange Notes will rank pari passu with Bridge Loans.

     Subject to the conditions precedent to fundings, Parent will use its reasonable best efforts to cause to be filed within 30 days after the first issuance of the Exchange Notes to any Bridge Loan lender and to become effective within 120 days after such issuance, an exchange offer registration statement or a shelf registration statement and Parent will use its best efforts to keep such registration statement effective for customary periods, not to exceed three years after final issuance of Exchange Notes, and to amend such registration statement from time to time as necessary to include newly issued Exchange Notes from time to time.

     On the date Shares are purchased by the Purchaser pursuant to the Offer, rights to acquire equity interests representing 12 1/2% of the fully diluted common stock of Holdings will be delivered and held in an escrow account by a mutually agreeable fiduciary at no cost to holders of Exchange Notes. Each Right will be exercisable for a period of 10 years from the Closing Date and will have mutually agreed provisions relating to antidilution and limited registration rights in certain circumstances. After the Bridge Maturity Date, the Rights will be released from the escrow under specified circumstances.

     The applicable covenants and events of default are both typical of those for an indenture governing a high-yield senior subordinated note issue.

     Credit Facilities Commitment Letter.

     Pursuant to the Credit Facilities Commitment Letter (the "Credit Facilities Commitment Letter") dated as of April 10, 1997, between CSFB and Parent, which CSFB has committed to provide senior secured credit facilities of up to $180 million (the "Credit Facilities") to Parent as an agent for a syndicate of financial institutions (together with CSFB, the "Lenders") to provide all or a portion of the Credit Facilities: The Credit Facilities will consist of a 6-year senior secured term loan facility in the amount of $75 million (the "Tranche A Facility"), an 8-year senior secured term loan facility in the amount of $35 million (the "Tranche B Facility"; together with the Tranche A Facility, the "Term Loan Facilities") and a 6-year senior secured revolving credit facility in the amount of $70 million (the "Revolving Credit Facility").

     The Term Loan Facilities will be available in a single drawing on the date upon which the conditions precedent to borrowing are satisfied (the "Closing Date"). In addition, they shall amortize in quarterly installments (commencing on December 31, 1997) to be mutually agreed upon.

     The Revolving Credit Facility will be available on a revolving basis during the period commencing on the Closing Date and ending on the maturity date for the Tranche A Facility (the "Termination Date"). The availability under the Revolving Credit Facility will be subject to a borrowing base in the amount from time to time equal to the sum of 85% of certain qualifying receivables and 50% of certain qualifying inventories of the Parent and its domestic subsidiaries. A portion of the Revolving Credit Facility to be mutually agreed upon will be available for the issuance of letters of credit by CSFB.

     Provided that Purchaser acquires at least 75% of the outstanding capital shares of the Company pursuant to the Offer, Parent will be allowed to lend proceeds of the Credit Facilities to the Company for the purpose of financing the working capital needs of the Company pending the consummation of the Merger (the "Specified Loans").

     The Parent may elect that all or a portion of the loans borrowed by it bear interest at a rate per annum equal to CSFB's prime rate (or equivalent rate) ("ABR") plus an applicable margin with respect thereto or (b) the Eurodollar rate plus an applicable margin with respect thereto.

     The applicable margin for the various credit facilities under Eurodollar Loans is as follows: 2 1/2% for the Tranche A Facility; 3% for the Tranche B Facility; and 2 1/2% for the Revolving Credit Facility. The applicable margin for the various credit facilities under ABR Loans is as follows: 1 1/2% for the Tranche A Facility; 2% for the Tranche B Facility; and 1 1/2% for the Revolving Credit Facility. The foregoing margins for the Tranche A Facility and the Revolving Credit Facility shall be adjusted from time to time by amounts to be agreed upon based on the leverage ratio of Parent then in effect.

     At any time when the Parent is in default in the payment of any amount due under the Credit Facilities, the principal of all loans under the Credit Facilities shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

     Guarantees and Collateral. The Credit Facilities shall be guaranteed by Holdings, Parent and each domestic subsidiary of the Parent.

     The Credit Facilities will be secured by a pledge of the capital stock of Parent and by substantially all assets of Parent and its domestic subsidiaries (including, without limitation, the Company), subject to exceptions to be mutually agreed upon. Prior to the date upon which the Merger is consummated, the assets of the Company and its subsidiaries which constitute collateral (other than any capital stock of the Company, which shall secure the full amount of the Credit Facilities) shall secure only any outstanding Specified Loans. The Credit Facilities also shall be secured by 65% (or such higher percentage as may be pledged without the incurrence of material adverse legal or tax consequences) of each foreign subsidiary the capital stock of which is owned directly by the Parent or a domestic subsidiary thereof (subject to exceptions to be mutually agreed upon based upon uneconomic transaction costs and/or adverse tax consequences).

     Certain Conditions Relating to Credit Facilities. The initial availability of the Credit Facilities is conditioned upon satisfaction (on or prior to July 30, 1997) of, among other things, the conditions precedent applicable to the other debt financing transactions described above. The making of each extension of credit shall be conditioned upon certain ongoing conditions, including the accuracy of representations and warranties in the Credit Documentation and the absence of default at the time of, or after giving effect to the making of, such extension of credit.

     The Credit Documentation shall contain representations, warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders.

     HMF II Letter. In an agreement dated April 10, 1997, Hicks Muse committed to invest (or to cause an affiliate to invest) up to $40 million in the common equity of Holdings subject to certain terms and conditions and pursuant to a purchase (the "Purchase") of the common equity of Holdings. The proceeds of this equity investment will be used in connection with the Acquisition.

     Conditions to the Purchase by Hicks Muse or an Affiliate. The Purchase is subject to (i) negotiation and execution of mutually satisfactory definitive stock purchase agreements containing representations, warranties, covenants, conditions, and indemnifications customary for transactions of this type and
(ii) the consummation of the Offer by the Parent on its terms set forth in the Merger Agreement, as it may be amended from time to time.

     The agreement by Hicks Muse also contains provisions for indemnification, expense reimbursement, termination fees paid by target, publicity, access to information, conduct of business, closing date, further action, confidentiality, term and non-disclosure.

11. BACKGROUND OF THE OFFER

     Set forth below is a description of the background of the Offer, including a brief description of the material contacts between Parent and its affiliates and the Company and its affiliates regarding the transactions described herein.

     On August 13, 1996, representatives from Parent met with representatives from the Company to discuss a possible business combination.

     In late August 1996, representatives of the Company met with representatives of Parent's financial advisors, HM2/Management Partners, L.P. ("HM2"), an affiliate of Hicks Muse.

     During September 1996, the Company received inquiries from several interested parties regarding a possible business combination. In order to assist the Board of the Company in evaluating such inquiries, on October 1, 1996, the Company retained Dean Witter Reynolds Inc. ("Dean Witter").

     During October and November 1996, representatives from the Company met with various parties.

     On January 13, 1997, representatives of the Company met with representatives of Parent and HM2.

     During late February and early March 1997, representatives from the Company met with representatives of the Parent on several occasions.

     Negotiations among the Company, the Parent, and their respective representatives continued through April 10, 1997 with respect to various matters, including the economic terms of the Merger and the legal and financial advisors of the Parent conducted their due diligence review of the Company and representatives of the Company and Parent negotiated the Merger Agreement and the details of the transactions contemplated thereby. On April 10, 1997, the parties reached agreement on the final terms of the Merger Agreement and the related transactions contemplated thereunder.

     The Board of Directors of the Company held a meeting on April 10, 1997 to discuss the proposed Offer and Merger, the Merger Agreement, and the related transactions contemplated thereunder. After reviewing the transaction with the Company's legal and financial advisors and hearing the presentation of Dean Witter, the Company's financial advisor, the Board discussed the proposed Offer and Merger and all transactions contemplated thereby. The Board unanimously approved the Offer, the Merger, and the Merger Agreement, and resolved to recommend that the stockholders of the Company tender their Shares pursuant to the Offer and executed and delivered the Merger Agreement late in the evening on April 10, 1997.

     The Board of Directors of Parent also held a meeting on April 10, 1997 at which the Board of Directors of Purchaser unanimously approved the Offer, the Merger, the Merger Agreement, the Financing Commitments and the transactions contemplated by each of the foregoing.

     Late in the evening of April 10, 1997, HMF II delivered its commitment to purchase up to $40 million of Holding's common equity and CSFB delivered each of the other Financing Commitments and Parent delivered copies of the Financing Commitments to representatives of the Company. Following delivery of the Financing Commitments, the Merger Agreement was executed and delivered by Parent, Purchaser and the Company.

     On April 11, 1997, the first business day following the execution and delivery of the Merger Agreement, each of Parent and the Company issued a press release announcing the execution and delivery of the Merger Agreement.

     On April 17, 1997, Purchaser commenced the Offer.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; MERGER AGREEMENT; STOCKHOLDERS AGREEMENT; OTHER MATTERS

  Purpose of the Offer and the Merger Plans for the Company

     The purpose of the Offer and the Merger is to enable Parent, through Purchaser, to acquire in one or more transactions control of the Board and the entire equity interest in the Company. The Offer is intended to increase the likelihood that the Merger will be completed promptly.

     Parent intends, from time to time after completion of the Offer, to evaluate and review the Company's assets, operations, management and personnel and consider what, if any, changes would be desirable in light of circumstances which then exist. Parent reserves the right to take such actions or effect such changes as it deems advisable.

     Except as noted in this Offer to Purchase, Purchaser and Parent have no present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any other material changes in the Company's capitalization, dividend policy, corporate structure, business or composition of its management.

  The Merger Agreement

     The following is a summary of the material terms of the Merger Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

     The Offer. The Merger Agreement provides for the commencement of the Offer, in connection with which the Purchaser has expressly reserved the right to amend or modify the terms of the Offer and to waive certain conditions of the Offer; however, without the prior written consent of the Company, Purchaser has agreed not to (i) decrease the Offer Price or the form of consideration therefor or decrease the number of Shares sought pursuant to the Offer, (ii) amend or waive the condition that there shall be validly tendered and not withdrawn prior to the time the Offer expires a number of Shares which constitutes at least a majority of the Shares outstanding on a fully-diluted basis on the date of purchase, (iii) extend the expiration date of the Offer (except that Purchaser may extend the expiration date of the Offer (a) as required by any rule, regulation or interpretation of the Commission, (b) for such periods as Purchaser may reasonably deem necessary (but not to a date later than the 60th calendar day after the date of commencement) in the event that any condition to the Offer is not satisfied, or (c) for one or more times for an aggregate period of up to 15 days (not to exceed 60 calendar days from the date of commencement) for any reason other than those specified in the immediately preceding clause
(a) or clause (b)), or (iv) change any condition or impose additional conditions to the Offer or amend any term of the Offer in any manner adverse to holders of Shares; provided, however, that, except as set forth above, Purchaser may waive any other condition to the Offer in its sole discretion; and provided further, that the Offer (i) may be extended in connection with an increase in the consideration to be paid pursuant to the Offer so as to comply with applicable rules and regulations of the Commission and (ii) will, for one time only, be automatically extended for a period which ends on the 15th business day from the date the Company shall have received an Acquisition Proposal (as defined below) in the event the Company shall receive such Acquisition Proposal less than ten business days prior to the expiration of the Offer. Assuming the prior satisfaction or waiver of the conditions to the Offer, Purchaser has agreed to accept for payment, and pay for, in accordance with the terms of the Offer, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration date thereof.

     Board Representation. The Merger Agreement provides that upon the purchase by Parent or any of its subsidiaries of such number of Shares which represents at least a majority of the outstanding Shares on a fully-diluted basis, and from time to time thereafter, Parent shall be entitled to designate such number of directors, rounded up to the next whole number (but in no event more than one less than the total number of directors on the Board of the Company), as will give Parent, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board equal to the product of (x) the number of directors on the Board (giving effect to any increase in the number of directors pursuant to the Merger Agreement) and (y) the percentage that such number of Shares so purchased bears to the aggregate number of Shares outstanding (such number being the "Board Percentage"). The Company has agreed, upon request of Parent and subject to applicable law, to promptly satisfy the Board Percentage by increasing the size of the Board or using its best efforts to secure the resignations of such number of directors as is necessary to enable Parent's designees to be elected to the Board and to cause Parent's designees promptly to be so elected, provided that no such action shall be taken which would result in there being, prior to the consummation of the Merger, less than two directors of the Company that are not affiliated with Parent. The Company has agreed to take, at its expense and at Parent's request, all lawful action necessary to effect any such election, including, without limitation, mailing to the Stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, unless such information has previously been provided to the Stockholders in the Schedule 14D-9. Parent has agreed to supply the Company in writing and be solely responsible for any information with respect to itself and its nominees, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. Following the election or appointment of Parent's designees pursuant to the Merger Agreement and prior to the Effective Time of the Merger, any amendment or termination of the Merger Agreement, extension for the performance or waiver of the obligations or other acts of Parent or Purchaser or waiver of the Company's rights thereunder shall require the concurrence of a majority of the directors of the Company then in office who are Continuing Directors. The term "Continuing Director" means (i) each member of the Board on the date of the Merger Agreement who voted to approve the Merger Agreement and (ii) any successor to any Continuing Director that was recommended to succeed such Continuing Director by a majority of the Continuing Directors then on the Board.

     Consideration to be Paid in the Merger. The Merger Agreement provides that upon the terms and subject to the conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation and as a direct wholly owned subsidiary of Parent. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the Shares, each Share issued and outstanding immediately prior to the Effective Time (excluding Shares owned directly or indirectly by the Company or by Parent, Purchaser or any other subsidiary of Parent and Dissenting Shares) shall be converted into the right to receive the per share amount actually paid in the Offer in cash, without any interest thereon, less any required withholding taxes. Each share of the capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     Stockholder Meeting. The Merger Agreement provides that as soon as practicable following the acceptance for payment of and payment for Shares by Purchaser in the Offer, the Company and Parent shall prepare and file with the Commission a proxy statement (if required by applicable law) in definitive form relating to a meeting of the Stockholders to approve the Merger (as may be amended from time to time, the "Proxy Statement"). Pursuant to the Merger Agreement, the Company is required to use all commercially reasonable efforts to respond to all Commission comments with respect to the Proxy Statement and to cause the Proxy Statement to be mailed to the Stockholders at the earliest practicable date. The Merger Agreement also provides that the Company will, as soon as practicable following the acceptance for payment of and payment for Shares in the Offer, duly call, give notice of, convene and hold a meeting (the "Special Meeting") of its Stockholders for the purpose of approving the Merger Agreement and the transactions contemplated thereby. At the Special Meeting, Parent shall cause all the Shares then owned by Parent and Purchaser to be voted in favor of the Merger. Notwithstanding the foregoing, in the event Purchaser acquires at least 90% of the outstanding Shares in the Offer, Parent, Purchaser and the Company have agreed to take, at the request of Purchaser, all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the expiration of their Offer, without a meeting of the Stockholders in accordance with Section 253 of the DGCL.

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties thereto. These include representations and warranties by the Company with respect to corporate existence and power, capital structure, corporate authorization, noncontravention, consents and approvals. Commission filings, information supplied, compliance with applicable laws, litigation, taxes, pension and benefit plans and ERISA, absence of certain changes or events, absence of undisclosed material liabilities, opinion of financial advisor, vote required, labor matters, intangible property, environmental matters, real property, board recommendation, material contracts, related party transactions, indebtedness, liens, customers and suppliers and other matters.

     Parent and Purchaser have also made certain representations and warranties with respect to corporate existence and power, corporate authorization, noncontravention, consents and approvals, information supplied, board recommendation, financing and other matters.

     Conduct of Business Pending the Merger. The Company has agreed as to the Company and its subsidiaries that during the period from the date of the Merger Agreement to the Effective Time, except as otherwise provided in the Merger Agreement or consented to by Parent in writing, each of the Company and its subsidiaries will conduct its business in the usual, regular and ordinary course of business in substantially the same manner as conducted prior to the date of the Merger Agreement and shall use all reasonable efforts to preserve intact its business organization, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others with whom it has business dealings. The Company has further agreed that it shall not: (i) declare or pay any dividends on or make any other distributions in respect of any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock, except as contemplated by the Merger Agreement or as required by the terms of its securities outstanding or any employee benefit plan in effect on the date of the Merger Agreement; (iv) grant any options, warrants or rights to purchase Shares; (v) except as contemplated by the Merger Agreement, amend the terms of or reprice any option or amend the terms of any of the Stock Option Plans; (vi) issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock, any voting debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting debt or convertible securities, other than issuances of Shares upon the exercise of options or warrants that were outstanding on the date of the Merger Agreement; (vii) as to the Company only make or propose to make any changes in its Certificate of Incorporation or Bylaws; (viii) merge or consolidate with, or acquire any equity interest in, any corporation, partnership, association or other business organization, or enter into an agreement with respect thereto; (ix) acquire or agree to acquire any assets of any corporation, partnership, association or other business organization or division thereof, except for the purchase of inventory and supplies in the ordinary course of business or the acquisition by the Company or any subsidiary thereof of equity interests in any customer or supplier of the Company in satisfaction of outstanding claims against such party in bankruptcy proceedings consistent with past practice; (x) sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of, any of its assets (including, without limitation, any capital stock or other ownership interest of any subsidiary of the Company) except sales of inventory or sales or returns of obsolete or surplus equipment in the ordinary course of business consistent with past practice; (xi) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company; (xii) except as expressly permitted by the terms of the Merger Agreement, knowingly or intentionally take or agree or commit to take any action that is reasonably likely to result in any of the Company's representations or warranties contained in the Merger Agreement being untrue in any material respect or any of the Company's covenants contained in the Merger Agreement or any of the conditions to the Merger not being satisfied in all material respects; (xiii) without the prior written consent of Parent, grant any increases in the compensation of its directors, officers or key employees, pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated to be paid prior to the Effective Time by any of its existing benefit plans or employee arrangements as in effect on the date of the Merger Agreement to any such director, officer or key employee, enter into any new, or materially amend any existing, employment, severance or termination agreement with any such director, officer or key employee or, except as may be required to comply with applicable law, become obligated under any new employee benefit plan or employee arrangement, which was not in existence on the date of the Merger Agreement, or amend any such plan or arrangement in existence on the date of the Merger Agreement if such amendment would have the effect of materially enhancing any benefits thereunder; (xiv) without the consent of Parent (which shall not be unreasonably withheld), assume or incur any indebtedness for borrowed money or guarantee any such indebtedness, issue or sell any debt securities or warrants or rights to acquire debt securities of the Company or any of its subsidiaries or guarantee any debt securities of others, or enter into any lease (whether such lease is an operating or a capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of the Company or any of its subsidiaries or enter into any "keep well" or other agreement or arrangement to maintain the financial condition of another person except for (x) indebtedness incurred by the Company from time to time for working capital purposes in the ordinary course of business under the Second Amended and Restated Credit Agreement, dated as of December 14, 1995, among the Company, the financial institutions party thereto and the First National Bank of Chicago, as agent (y) indebtedness incurred to fund capital expenditures permitted by the Merger Agreement and (z) entering into leases for personal property in the ordinary course of business consistent with past practice; (xv) without the prior written consent of Parent (which shall not reasonably be withheld), enter into any contracts involving aggregate annual payments in excess of $250,000 except for license agreements entered into in the ordinary course of business, consistent with past practice, or, modify, rescind, terminate, waive, release or otherwise amend in any material respect any of the terms or provisions of any material contract in any manner material and adverse to the Company or any subsidiary thereof; (xvi) take any action, other than in the ordinary course of business consistent with past practice or as required by the Commission or by law, with respect to accounting policies, procedures and practices; or (xvii) incur any capital expenditures in excess of $100,000, except as permitted by the Merger Agreement.

     Parent has agreed as to Parent and Purchaser and its subsidiaries that during the period from the date of the Merger Agreement to the Effective time, Parent will not knowingly or intentionally take or agree or commit to take, nor will it permit Purchaser or any of the subsidiaries of Parent to take or agree or commit to take, any action to prohibit or prevent the financing sources of Parent and Purchaser from providing the debt and equity financing contemplated by the Financing Commitments.

     Other Agreements. The Company, Parent and Purchaser have agreed to use their respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable, under applicable laws and regulations or otherwise, to consummate and make effective the transactions contemplated by the Merger Agreement, subject, as applicable, to Stockholder approval, including cooperating fully with the other party, including by provision of information and making of all necessary filings in connection with, among other things, approvals under the HSR Act. The Company has agreed to cooperate with Parent's and Purchaser's efforts to secure the financing contemplated by the Financing Commitments, such cooperation to include providing such information to Parent's and Purchaser's financing sources as Parent or Purchaser may reasonably request and making available senior officers and such other employees of the Company as Parent and Purchaser may reasonably request to assist in preparing offering documents and marketing materials and to participate in any marketing and sales efforts relating to the Financing Commitments as reasonably requested by Parent consistent with their other business obligation; provided that the Company shall incur no liability as a result of participation by any officer or employee in such financing efforts. Parent and the Company have also made certain agreements regarding publicity, access to information and confidentiality. The Company has further agreed to use its reasonable efforts to assist Parent, at Parent's expense, in obtaining any consent from third parties necessary to allow the Company to continue operating its business as presently conducted as a result of the consummation of the Offer and the Merger.

     No Solicitation. From and after the date of the Merger Agreement until the termination thereof, neither the Company or any of its subsidiaries, nor any of their respective officers, directors, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by the Company or any of its subsidiaries) (such officers, directors, employees, representatives, agents, affiliates, investment bankers, attorneys and accountants being collectively referred to as "Representatives"), will, and the Company will use its reasonable best efforts to cause the employees of the Company and its subsidiaries not to, directly or indirectly, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or for the purpose of obtaining an Acquisition Proposal, or agree to or endorse any Acquisition Proposal, and neither the Company nor any of its subsidiaries will authorize or permit any of its Representatives to take any such action, and the Company shall notify Parent orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to, and all material aspects of, all inquiries and proposals which it or any of its subsidiaries or any of their respective Representatives may receive relating to any of such matters and, if such inquiry or proposal is in writing, the Company shall deliver to Parent a copy of such inquiry or proposal as promptly as practicable; provided, however, that the Board is not prohibited from (i) furnishing information to, or entering into discussions with, any person or entity that makes an unsolicited written bona fide Acquisition Proposal (provided that such person or entity has the necessary funds or commitments to provide the funds to effect such Acquisition Proposal; provided further, however that the Company shall have two business days from the date it receives such Acquisition Proposal to determine whether such person or entity has such funds or commitments) if, and only to the extent that, (A) the Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is advisable for the Board to comply with its fiduciary duties to Stockholders under applicable law, (B) prior to taking such action, the Company (x) provides reasonable prior notice to Parent to the effect that it is taking such action and (y) receives from such person or entity an executed confidentiality agreement in reasonably customary form, and
(C) the Company shall, to the extent consistent with the Board's fiduciary duties to Stockholders under applicable law, promptly and continuously advise Parent as to all of the relevant details relating to, and all material aspects of, any such discussions or negotiations; (ii) failing to make or reaffirm, withdrawing, adversely modifying or taking a public position materially inconsistent with its recommendation to the Stockholders (which may include making any statement required by Rule 14e-2 under the Exchange Act) to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and to accept the Offer and tender their Shares pursuant thereto, if there exists an Acquisition Proposal and the Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is advisable for the Board to comply with its fiduciary duties to Stockholders under applicable law; or (iii) making a "stop-look-and-listen" communication with respect to an Acquisition Proposal of the nature contemplated in, and otherwise in compliance with, Rule 14d-9 under the Exchange Act as a result of an Acquisition Proposal. The term "Acquisition Proposal" means any of the following transactions (other than the transactions among the Company, Parent and Purchaser contemplated in the Merger Agreement) involving the Company or any of its subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 10% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     Fees and Expenses. The Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense, except as otherwise provided in the Merger Agreement and except with respect to claims for damages incurred as a result of the breach of the Merger Agreement. In addition, the Company has agreed to pay Parent a fee in immediately available funds equal to $3,000,000 upon the termination of the Merger Agreement in accordance with the terms thereof if either of the following events shall have occurred (each, a "Trigger Event"): (i) the Board shall have (A) withdrawn or adversely modified in any material respect or taken a public position materially inconsistent with, its approval or recommendation of the Offer, the Merger, the Merger Agreement or the Stockholders Agreement or (B) in the event an Acquisition Proposal has been made to the Company prior to the expiration of the Offer, the Company shall have failed to publicly reaffirm its approval or recommendation of the Offer, the Merger, the Merger Agreement and the Stockholders Agreement on or before the earlier to occur of (1) the tenth business day following the date on which such Acquisition Proposal shall have been made or (2) the third business day prior to the latest possible expiration date of the Offer; provided that a "stop-look-and-listen" communication, by itself, shall not constitute a Trigger Event; or (ii) an Acquisition Proposal has been recommended or accepted by the Company or the Company shall have entered into an agreement (other than a confidentiality agreement as contemplated by the Merger Agreement) with respect to an Acquisition Proposal. In addition, Parent has agreed to pay to the Company a fee in immediately available funds equal to $3,000,000 upon the termination of the Merger Agreement in the event the Offer expires or is withdrawn, abandoned or terminated if the sole reason for such expiration, withdrawal, abandonment or termination is the failure of the debt financing sources for Parent and Holdings to provide the debt financing pursuant to the Financing Commitments. Any amounts payable to Parent pursuant to the foregoing that are not paid when due shall bear interest at the prime rate from the date due through and including the date paid.

     Conditions to the Merger. Pursuant to the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Closing Date of the following conditions: (i) the Merger Agreement and the Merger shall have been approved and adopted by the affirmative vote or written consent of the holders of a majority of the outstanding Shares entitled to vote thereon or consent thereto if such vote or consent is required by applicable law; provided that Parent and Purchaser shall vote all Shares purchased pursuant to the Offer or the stockholders Agreement in favor of the Merger, (ii) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and no restrictive order or other requirements shall have been placed on the Company, Parent, Purchaser or the Surviving Corporation in connection therewith,
(iii) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to invoking the condition, each party shall use all commercially reasonable efforts to have any such decree, ruling, injunction or order vacated, (iv) no statute, rule, order, decree or regulation shall have been enacted or promulgated by any government or governmental agency or authority which prohibits the consummation of the Merger; and (v) Purchaser shall have accepted for payment and paid for the Shares tendered in the Offer such that, after such acceptance and payment, Parent and its affiliates shall own, at consummation of the Offer, a majority of the outstanding Shares of the Company on a fully diluted basis; provided that this condition shall be deemed to have been satisfied if Purchaser fails to accept for payment and pay for Shares pursuant to the Offer in violation of the terms and conditions of the Offer. The obligations of Parent and Purchaser to effect the Merger is further subject to (i) the receipt by Parent and Holdings of the debt and equity financing pursuant to the Financing Commitments and (ii) there being no more than ten percent of the Shares outstanding immediately prior to the Effective Time which shall be Dissenting Shares.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent by (i) mutual written consent of the Company and Parent or by mutual action of their respective Boards of Directors;
(ii) either the Company or Parent, (a) so long as such party is not then in material breach of its obligations under the Merger Agreement, if there has been a breach of any representation, warranty, covenant or agreement (determined without giving effect to any "Material Adverse Effect" (defined as any events, changes or effects with respect to any person which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the business, results of operations or financial conditions of such party and its subsidiaries taken as a whole, except for certain matters with respect to the Company), "materiality" or similar qualification contained therein) on the part of the other set forth in the Merger Agreement, which breach (other than a breach of certain covenants and agreements specified in the Merger Agreement) has not been cured within ten calendar days following receipt by the breaching party of notice of such breach, unless such breach could not, individually or in the aggregate with other breaches, be reasonably expected to (1) have a "Material Adverse Effect" under the Merger Agreement or (2) materially adversely affect the ability of the parties thereto to consummate the transactions contemplated thereby, or (b) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Offer or the Merger shall have become final and non-appealable; (iii) either the Company or Parent, so long as such party is not then in material breach of its obligations under the Merger Agreement, if the Merger shall not have been consummated on or before the 135th calendar day following the consummation of the Offer; provided, that such right to terminate the Merger Agreement under this clause shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; (iv) Parent in the event that a Trigger Event has occurred prior to the consummation of the Offer (see "Fees and Expenses" above); (v) Parent in the event an Acquisition Proposal has been made to the Company prior to the expiration of the Offer and the Company shall fail to publicly reaffirm its approval or recommendation of the Offer, the Merger, the Merger Agreement and the Stockholders Agreement on or before the earlier to occur of (a) the tenth business day following the date on which such Acquisition Proposal shall have been made or (b) the third business day prior to the latest possible expiration of the Offer; (vi) Parent or the Company, if the Offer terminates, is withdrawn, abandoned or expires by reason of the failure to satisfy any of the conditions described in Section 14 of this Offer to Purchase; (vii) the Company, if the Offer shall have expired or have been withdrawn, abandoned or terminated without any Shares being purchased by Purchaser thereunder on or prior to the 60th calendar day after the date of commencement of the Offer; (viii) by the Company, if (a) the Board of Directors of the Company shall fail to make or reaffirm, withdraw, adversely modify or take a public position materially inconsistent with its recommendation that the Stockholders approve the Merger Agreement and the Merger and accept the Offer and tender their Shares pursuant thereto if there exists an Acquisition Proposal and the Board of Directors of the Company, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent counsel), determines in good faith that such action is advisable for the Board of Directors of the Company to comply with its fiduciary duties to holders of Shares under applicable law, and (b) the Company shall have paid a termination fee to Parent or Parent's designee in the amount of $3,000,000, provided, however, that if the excess of (A) the sum of (x) the average balance of the Company's cash on hand for the ten day period preceding the date the Company seeks to terminate this Agreement under this clause (h) plus (y) the average available capacity under the Company Credit Agreement over the ten day period preceding the date the Company wishes to terminate the Merger Agreement under this clause (h) over (B) $2,000,000 (such excess being referred to as the "Available Cash"), is less than $3,000,000, then in lieu of having paid the $3,000,000 termination fee, the Company shall have (A) paid the entire amount of the Available Cash to Parent or Parent's designee and (B) delivered to Parent a written commitment by the Company (in a form satisfactory to Parent), unconditionally guaranteed by a financially responsible and reputable entity (as determined by Parent in its sole discretion), acknowledging the Company's obligation to pay the difference between the $3,000,000 termination fee and the amount of Available Cash paid by the Company to Parent or Parent's designee in connection with the termination of the Merger Agreement (together with interest at the prime rate accruing from the date on which payment of the termination fee contemplated by this clause (h) would have been due and payable) on the earlier of (A) such date as the Company shall have additional Available Cash sufficient to pay such difference, (B) the closing of the tender offer relating to the Acquisition Proposal with respect to which the Company terminated the Merger Agreement (the "Competing Offer"), (C) the expiration of the Competing Offer or
(D) the date which is 60 calendar days after the date on which the Offer was commenced; and (ix) the Company if Purchaser shall not have commenced the Offer within ten business days after the execution and delivery of the Merger Agreement by Parent and Purchaser. In the event of termination of the Merger Agreement by either the Company or Parent as provided therein, the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Purchaser or the Company, or their respective affiliates, officers, directors or shareholders, except to the extent that such termination results from the material breach by a party to the Merger Agreement of any of its representations or warranties, or of any of its covenants or agreements, in each case, as set forth in the Merger Agreement.

     Indemnification. The Merger Agreement provides that the Company shall, and from and after the Effective Time, the Surviving Corporation shall, indemnify, defend and hold harmless each person who was at the date of the Merger Agreement, or had been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of the Company (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees and expenses), liabilities or judgments or amounts paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer, employee or agent of the Company whether pertaining to any matter existing or occurring at or prior to the Effective Time or any acts or omissions occurring or existing at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to the Merger Agreement or the transactions contemplated thereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors or officers, as the case may be, and the Company and the Surviving Corporation, as the case may be, shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law. All rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

     Parent and Purchaser have also agreed to unconditionally waive and release the Indemnified Parties from and have agreed to indemnify, defend and hold harmless the Indemnified Parties from and against any and all claims, demands, causes of action, liabilities, costs or expenses, whether arising under contract, statute, common law or otherwise, with respect to environmental matters (including, without limitation any of the foregoing arising under CERCLA or other environmental laws).

     Directors' and Officers' Insurance. For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous in any material respect to the Indemnified Parties) with respect to matters arising before the Effective Time or any acts or omissions occurring or existing at or prior to the Effective Time, provided that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement, but in such case shall purchase as much coverage as possible for such amount.

     Amendment. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented only by written agreement of Parent, Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained therein; provided however, that after the consummation of the Offer, no term or condition relating to the procedural or financial aspects of the Merger may be amended or modified in any manner adversely affecting the Stockholders including, without limitation, by reducing the amount of or changing the form of Merger Consideration.

     Timing. The Merger Agreement provides that the closing of the Merger shall occur on the second business day after satisfaction and/or waiver of the conditions set forth in the Merger Agreement unless another date, time or place is agreed to in writing by Parent, Purchaser and the Company. The Merger shall become effective upon the filing of a certificate of merger or a certificate of ownership and merger, as the case may be, or at such time thereafter as may be provided in such certificate (as the Company and Purchaser shall agree), with the Secretary of State of the State of Delaware, as provided in the DGCL, which certificate shall be filed as soon as practicable on or after the date of the closing of the Merger.

     The exact timing and details of the Merger will depend upon legal requirements and a variety of other factors, including the number of Shares acquired by Purchaser pursuant to the Offer. Although Parent has agreed to cause the Merger to be consummated on the terms set forth above, there can be no assurance as to the timing of the Merger.

  Other Agreements

     Confidentiality Agreements. On December 10, 1996, the Parent and the Company entered into a Confidentiality Agreement (the "Confidentiality Agreement") pursuant to which the Company agreed to supply certain information to the Parent and the Parent agreed to treat such information as confidential and to use such information solely in connection with the evaluation of a possible transaction with the Company. The Parent agreed that until December 10, 1997, it would not, among other things, take any action that would cause or facilitate the acquisition by any person, including the Parent or its affiliates, of any securities or assets of, or a merger or business combination with, the Company.

  The Stockholders Agreement

     The following is a summary of the material terms of the Stockholders Agreement. This summary is not a complete description of the terms and conditions thereof and is qualified in its entirety by reference to the full text thereof which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stockholders Agreement may be examined, and copies thereof may be obtained, as set forth in Section 8 above.

     Tender of Shares. Simultaneously with the execution of the Merger Agreement, Parent, Purchaser and the Selling Stockholder entered into the Stockholders Agreement. Upon the terms and subject to the conditions of such agreement, the Selling Stockholder has (i) agreed to validly tender and not to withdraw pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer, the Shares owned beneficially by it and (ii) agreed to permit Parent and Purchaser to publish and disclose its identity and ownership of Shares and the nature of its commitments, arrangements and understandings under the Stockholders Agreement in the documents relating to the Offer and, if stockholder approval for the Merger is required, in any proxy statement relating thereto (including all documents and schedules filed with the Commission).

     Voting. The Selling Stockholder has agreed that during the period commencing on the date of the Stockholders Agreement and continuing until the first to occur of the Effective Time, the termination of the Stockholders Agreement or termination of the Merger Agreement in accordance with its terms, at any meeting of the Stockholders, however called, the Selling Stockholder shall vote (or cause to be voted) the Shares held of record or beneficially owned by the Stockholder, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof, and each of the other actions contemplated by the Merger Agreement and the Stockholders Agreement and any actions required in furtherance thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or the Stockholders Agreement; and (iii) except as otherwise agreed to in writing in advance by Parent, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of the Company or its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (C)(1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or Bylaws; (3) any other material change in the Company's corporate structure or business; or (4) any other action which, in the case of each of the matters referred to in clauses
(c)(1), (2), or (3), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by the Stockholders Agreement and the Merger Agreement. The Selling Stockholder further agreed not to enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements described above. In addition, the Selling Stockholder granted to Parent a proxy to vote the Shares of the Selling Stockholder in accordance with the provisions and agreements described above and revoked any proxy previously granted by the Selling Stockholder with respect to such Shares.

     Representations, Warranties, Covenants and Other Agreements. In connection with the Stockholders Agreement, the Selling Stockholder has made certain customary representations, warranties and covenants, including with respect to
(i) its ownership of the Shares and its rights and powers with respect thereto,
(ii) its authority to enter into and perform its obligations under the Stockholders Agreement, (iii) noncontravention and enforceability, (iv) absence of conflicts, (v) the absence of liens and encumbrances on and in respect of its Shares, (vi) restrictions on the transfer of its Shares and the granting of proxies with respect thereto, (vii) the solicitation of Acquisition Proposals, and (viii) the waiver of its appraisal rights.

     Termination. Other than as provided therein, the Stockholders Agreement terminates by its terms upon the termination of the Merger Agreement by Parent or the Company. The Selling Stockholder also has the absolute right, exercisable in its sole description, to terminate the Stockholders Agreement if the Merger Agreement is amended in any respect in a manner that is adverse to the Selling Stockholder or if the Offer is terminated, withdrawn, abandoned, expires or is modified in any manner that is adverse to the Selling Stockholder.

  Other Matters

     Delaware Law. Section 203 of the DGCL prevents an "interested stockholder" (generally, a stockholder owning 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include a merger and certain other transactions) with a Delaware corporation for a period of three years following the date on which such stockholder became an interested stockholder unless (i) prior to such date, the corporation's board of directors approved either the business combination or the transaction which resulted in such stockholder becoming an interested stock holder, (ii) upon consummation of the transaction which resulted in such stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are directors and also officers of the corporation) or (iii) on or subsequent to such date, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder. The Company, pursuant to a resolution of the Board, has rendered Section 203 of the DGCL inapplicable to the Offer and the Merger. Accordingly, the restrictions of Section 203 of the DGCL do not apply to the transactions contemplated by the Offer or the Merger Agreement.

     Charter Restrictions. The Company's certificate of incorporation provides that any transaction or contract involving a merger of the Company or any of its subsidiaries or certain other enumerated transactions with the Company or any of its subsidiaries (a "Business Combination") with any Interested Stockholder (as defined below) or affiliate of any Interested Stockholder shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors voting together as a single class. Such vote is not required for any Business Combination if, among other things, the Business Combination shall have been approved by a majority of the Disinterested Directors (as defined below).

     For purposes of the foregoing, (i) "Disinterested Director" means any member of the Board not affiliated with the Interested Stockholder and who was a member of the Board prior to the time the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director recommended by a majority of the Disinterested Directors and (ii) "Interested Stockholder" means any person (other than the Company, any subsidiary of the Company or any stockholder owning fifty percent (50%) or more of the Company's outstanding securities on the date its certificate of incorporation was filed) who or which: (A) is the beneficial owner of twenty percent (20%) or more of the voting power of the outstanding stock of the company, or (B) is an affiliate of the Company and at any time in the prior two (2) years owned twenty percent (20%) or more of the then outstanding voting stock of the Company, or (C) is an assignee of voting stock which at any time in the prior two (2) years was owned by an Interested Stockholder and the assignment of such stock was not pursuant to a public offering (in calculating beneficial ownership for purposes of the foregoing, shares subject to options, etc. are included in determining the number of shares owned but not included in determining the total number of shares outstanding).

     The Offer and the Merger have been approved by all of the Disinterested Directors. Accordingly, the foregoing restrictions do not apply to the Offer or the Merger.

     Appraisal Rights. No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares will have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash for the fair value of, their Shares. Such rights, if the statutory procedures are complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the Offer Price or the Merger Consideration.

     If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his right to appraisal, as provided in the DGCL, the Shares of such holder will be converted into the Merger Consideration in accordance with the Merger Agreement. A Stockholder may withdraw his demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

     Going Private Transactions. Rule 13e-3 under the Exchange Act is applicable to certain "going-private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless, among other things, the Merger is completed more than one year after termination of the Offer. If applicable, Rule 13e-3 would require, among other things, that certain financial information regarding the Company and certain information regarding the fairness of the Merger and the consideration offered to minority Stockholders be filed with the Commission and disclosed to minority Stockholders prior to consummation of the Merger.

13. DIVIDENDS AND DISTRIBUTIONS

     If, on or after the date of the Merger Agreement, the Company should (a) split, combine or otherwise change the Shares or its capitalization, (b) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares or (c) issue or sell additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or operations, conditional or otherwise, to acquire, any of the foregoing, then subject to the provisions of Section 14 below, Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare or pay any cash dividend on the Shares or make other distributions on the Shares or issue with respect to the Shares, any additional Shares, shares of any other class of capital stock, other voting securities or any securities convertible into, or rights, warrants or options, conditional or otherwise, to acquire, any of the foregoing, payable or distributable to Stockholders of record on a date prior to the transfer of the Shares purchased pursuant to the Offer to Purchase or its nominee or transferee on the Company's stock transfer records, then, subject to the provisions of Section 14 below, (i) the Offer Price may, in the sole discretion of Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such noncash dividend, distribution or issuance to be received by the tendering Stockholders will (A) be received and held by the tendering Stockholders for the account of Purchaser and will be required to be promptly remitted and transferred by each tendering Stockholder to the Depositary for the account of Purchaser, accompanied by appropriate documentation of transfer, or (B) at the direction of Purchaser, be exercised for the benefit of Purchaser, in which case the proceeds of such exercise will promptly be remitted to Purchaser. Pending such remittance and subject to applicable law, Purchaser will be entitled to all rights and privileges as owner of any such noncash dividend, distribution, issuance or proceeds and may withhold the entire Offer Price or deduct from the Offer Price the amount or value thereof, as determined by Purchaser in its sole discretion.

     Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the two preceding paragraphs and nothing herein shall constitute a waiver by Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to Purchaser or Parent for any breach of the Merger Agreement, including termination thereof.

14. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l (c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after expiration or termination of the Offer), to pay for any Shares tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Shares tendered, and may amend or terminate the Offer (whether or not any Shares have theretofore been purchased or paid for) if, (i) there have not been validly tendered and not withdrawn prior to the Expiration Date a number of Shares which constitutes a majority of the Shares outstanding on a fully-diluted basis on the date of purchase, (ii) any applicable waiting periods under the HSR Act shall not have expired or been terminated prior to the Expiration Date, or
(iii) the debt financing sources for Parent and Holdings shall not have provided the applicable debt financing to Parent and Purchaser pursuant to the Financing Commitments, or (iv) at any time on or after the date of the Merger Agreement and before acceptance for payment of, or payment for, such Shares any of the following events shall have occurred:

          (a) there shall be pending, as of the Expiration Date or at any time thereafter, any litigation that seeks to (1) challenge the acquisition by Parent, Purchaser or any of their respective affiliates or subsidiaries of Shares pursuant to the Offer or restrain, prohibit or delay the making or consummation of the Offer or the Merger, (2) make the purchase of or payment for some or all of the Shares pursuant to the Offer or the Merger illegal, (3) impose limitations on the ability of Parent, Purchaser or any of their respective affiliates or subsidiaries effectively to acquire or hold, or to require Parent, Purchaser, the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of their assets or business, (4) impose material limitations on the ability of Parent, Purchaser, the Company or any of their respective affiliates or subsidiaries to continue to conduct, own or operate, as heretofore conducted, owned or operated, all or any material portion of their businesses or assets, (5) impose or result in material limitations on the ability of Parent, Purchaser or any of their respective affiliates or subsidiaries to exercise full rights of ownership of the Shares purchased by them, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the Stockholders, or (6) prohibit or restrict in a material manner the financing of the Offer;

          (b) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, any Law (defined as any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets), or there shall have been issued any decree, order or injunction, that results in any of the consequences referred to in subsection (a) above;

          (c) except as set forth on Exhibit D or Schedule 4.1(j) to the Merger Agreement, any event or events shall have occurred that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect (as defined below) on the Company;

          (d) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States for a period in excess of forty-eight hours, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (3) the commencement of a war, armed hostilities or other international or national calamity, directly or indirectly involving the United States, (4) any limitations (whether or not mandatory) imposed by any governmental authority on the nature or extension of credit or further extension of credit by banks or other lending institutions, or (5) in the case of clauses (3) and (4) above, a material acceleration or worsening thereof;

          (e) the representations and warranties of the Company contained in the Merger Agreement (without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein) shall not be true and correct in all respects as of the date of consummation of the Offer as though made on and as of such date except (1) for changes specifically permitted by the Merger Agreement, (2) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and (3) for breaches or inaccuracies which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company;

          (f) the obligations of the Company contained in the Merger Agreement (without giving effect to any "Material Adverse Effect", "materiality" or similar qualifications contained therein) to be performed at or prior to the consummation of the Offer shall not have been performed or complied with in all respects by the Company prior to the consummation of the Offer except for failures to perform or comply which, individually or in the aggregate, could not (1) reasonably be expected to have a Material Adverse Effect on the Company or (2) materially adversely affect the ability of the parties to the Merger Agreement to consummate the transactions contemplated thereby;

          (g) the Merger Agreement shall have been terminated in accordance with its terms;

          (h) prior to the purchase of Shares pursuant to the Offer, an Acquisition Proposal for the Company exists and the Board shall have withdrawn or materially modified or changed (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser its recommendation of the Offer, the Merger Agreement or the Merger; or

          (i) it shall have been publicly disclosed or Parent or Purchaser shall have otherwise learned that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act, other than Parent or its affiliates or subsidiaries, or any group of which any of such persons or entities is a member, or any party to the Stockholders Agreement), shall have acquired beneficial ownership (determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than 20% of any class or series of capital stock of the Company (including, without limitation, the Shares), through the acquisition of stock, the formation of a group or otherwise, or shall have been granted an option, right or warrant (conditional or otherwise) to acquire beneficial ownership of more than 20% of any class or series of capital stock of the Company (including, without limitation, the Shares).

     The foregoing conditions are for the sole benefit of Purchaser and its affiliates and may be asserted by Purchaser regardless of the circumstances (including, without limitation, any action or inaction by Purchaser or any of its affiliates) giving rise to any such condition or may be waived by Purchaser, in whole or in part, from time to time in its sole discretion, except as otherwise provided in the Merger Agreement. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. Any determination by Purchaser concerning any of the events described above shall be final and binding.

15. CERTAIN LEGAL MATTERS

     Except as described in this Section 15, based on a review of publicly available filings made by the Company with the Commission and other publicly available information concerning the Company, but without any independent investigation thereof, neither Purchaser nor Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any Governmental Authority that would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, Purchaser and Parent currently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise expressly described in this Section 15, Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of if such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 above for certain conditions to the Offer.

     State Takeover Laws. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws, that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp.
v. Dynamics Corp. of America, however, the

Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions.

     Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder." As indicated above in Section 12, the Company, pursuant to a resolution of the Board, has rendered Section 203 of the DGCL inapplicable to the Offer and the Merger.

     Based on information supplied by the Company and the Company's representations in the Merger Agreement, Purchaser does not believe that any state takeover statutes apply to the Offer or the Merger. Neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

     Antitrust. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may be consummated following the expiration of a 15-calendar-day waiting period following the filing by Parent of a Pre-Merger Notification and Report Form with respect to the Offer, unless Parent receives a request for additional information or documentary material from the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the United States Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. Parent expects to file a Pre-Merger Notification and Report Form with respect to the Offer as soon as practicable following commencement of the Offer. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material from Parent concerning the Offer, the waiting period will be extended and will expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or documentary material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Moreover, the Merger Agreement generally provides that the Offer may be extended for an aggregate period of not more than 60 days in the event that any condition to the Offer is not satisfied.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's purchase of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties may also bring legal action under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

     In addition to the foregoing, certain filings, notices, and/or approvals may be required under Canadian antitrust laws, including the Competition Act and the Investment Canada Act. Parent and Purchaser intend to comply with all applicable requirements under such laws, if any.

16. FEES AND EXPENSES

     HM2 has provided certain financial advisory services to Parent in connection with the proposed acquisition of the Company. Parent has agreed to pay HM2 a fee of $406,000, which fee is payable upon the consummation of the Offer. In addition, Parent has agreed to reimburse HM2 for all out-of-pocket expenses incurred by HM2, including the reasonable fees of its counsel, and to indemnify HM2 and certain related persons against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     Parent and Purchaser have retained CSFB to act as the Dealer Manager in connection with the Offer. CSFB will receive a fee in the amount of $100,000 for its services as the Dealer Manager, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

     Parent and Purchaser have retained MacKenzie Partners, Inc. to act as the Information Agent and IBJ Schroder Bank & Trust Company to act as the Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering materials to their customers.

17. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by CSFB or one or more registered brokers or dealers that are licensed under the laws of such jurisdictions.

     Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-1 under the Exchange Act containing certain additional information with respect to the Offer. Such Schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the Commission in the manner set forth in Section 8 above (except that they will not be available at the regional offices of the Commission).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                            HC ACQUISITION CORP.

                                            HEDSTROM CORPORATION

April 17, 1997

                                                                      SCHEDULE I

       DIRECTORS AND EXECUTIVE OFFICERS OF HOLDINGS, PARENT AND PURCHASER

A. DIRECTORS AND EXECUTIVE OFFICERS OF HOLDINGS

     The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, the address of each director and officer is Cherrington Corporate Center, 300 Corporate Center Drive, Suite 100, Coraopolis, Pennsylvania 15108 and each such person is a citizen of the United States.

                                                        PRESENT PRINCIPAL OCCUPATION
                  NAME AND                              OR EMPLOYMENT AND FIVE-YEAR
              BUSINESS ADDRESS                               EMPLOYMENT HISTORY
              ----------------                          ----------------------------
John R. Muse................................    Chairman of the Board, Holdings
 200 Crescent Court                             (1995-present); Managing Director and
  Suite 1600                                    Principal, Hicks Muse (1989-present)
  Dallas, Texas 75201

Arnold E. Ditri.............................    Director and President, Holdings
                                                (1991-present); Director and President,
                                                Parent (1995-present); Chairman of the
                                                Board, Parent (1991-1995)

Robert H. Elman.............................    Director, Holdings (1995-present); Chairman
 2701 Industrial Drive                          of the Board; DESA International, Inc.
  Bowling Green, Kentucky 42101                 (1985-present)

Alan B. Menkes..............................    Director and Vice President, Holdings (1995-
 1325 Avenue of the Americas                    present); Managing Director and Principal,
  25th Floor                                    Hicks Muse (April 1996-present); Vice
  New York, New York 10019                      President, Hicks Muse (1992-March 1996);
                                                Vice President, The Carlyle Group
                                                (1988-1992)

David F. Crowley............................    Vice President and Chief Financial Officer,
                                                Holdings (1994-present); Vice President and
                                                Chief Financial Officer, Lineal Group, Inc.
                                                (1992-1994); Chief Financial Officer,
                                                Everlock Fastening Systems, Inc.,
                                                (1986-1992)

                                                                      SCHEDULE I

B. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The following table sets forth the name, present principal occupation or employment and material occupation, positions, offices or employment for the past five years of each director and executive officer of Parent. Unless otherwise indicated below, the address of each director and officer is Cherrington Corporate Center, 300 Corporate Center Drive, Suite 100, Coraopolis, Pennsylvania 15108 and each such person is a citizen of the United States.

                                                        PRESENT PRINCIPAL OCCUPATION
                  NAME AND                              OR EMPLOYMENT AND FIVE-YEAR
              BUSINESS ADDRESS                               EMPLOYMENT HISTORY
              ----------------                          ----------------------------
John R. Muse................................    Chairman of the Board, Parent
 200 Crescent Court                             (1995-present); Managing Director and
  Suite 1600                                    Principal, Hicks Muse (1989-present)
  Dallas, Texas 75201

Arnold E. Ditri.............................    Director and President, Parent
                                                (1995-present); Chairman of Board, Parent
                                                (1991-1995); Director and President,
                                                Holdings (1991-present)

Robert H. Elman.............................    Director, Parent (1995-present); Chairman of
 2701 Industrial Drive                          the Board, DESA International Inc.
  Bowling Green, Kentucky 42101                 (1985-present)

Alan B. Menkes..............................    Director and Vice President, Parent
 1325 Avenue of the Americas                    (1995-present); Managing Director and
  25th Floor                                    Principal, Hicks Muse (April 1996-present);
  New York, New York 10019                      The Carlyle Group (1988- 1992)

John D. Dellos..............................    Executive Vice President, Operations, Parent
                                                (1994-present); Senior Vice President of
                                                Manufacturing, PPM Cranes (1990-1994)

Alfred C. Carosi............................    Executive Vice President, Sales, Parent
                                                (1996-present); Vice President -- Marketing,
                                                Very Fine Products, (1995-1996); Senior Vice
                                                President -- Marketing, Parker Bros.
                                                division of Hasbro (1991-1995)

Alastair McKelvie...........................    Director and Executive Vice President,
                                                Parent (1991-present)

David F. Crowley............................    Vice President and Chief Financial Officer,
                                                Parent (1994-present); Vice President and
                                                Chief Financial Officer, Lineal Group, Inc.
                                                (1992-1994); Chief Financial Officer,
                                                Everlock Fastening Systems, Inc.,
                                                (1986-1992)

                                                                      SCHEDULE I

C. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

     The following table sets forth the name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Unless otherwise indicated below, the address of each director and officer is: 1325 Avenue of the Americas, 25th Floor, New York, New York 10019 and each such person is a citizen of the United States.

                                                        PRESENT PRINCIPAL OCCUPATION
                  NAME AND                              OR EMPLOYMENT AND FIVE-YEAR
              BUSINESS ADDRESS                               EMPLOYMENT HISTORY
              ----------------                          ----------------------------
Alan B. Menkes..............................    Director, President and Secretary, Holdings
                                                (April 9, 1997-present); Managing Director
                                                and Principal, Hicks Muse (April
                                                1996-present); Vice President, Hicks Muse
                                                (1992-April 1996); The Carlyle Group
                                                (1988-1992).

Andrew S. Rosen.............................    Vice President and Secretary, Holdings
                                                (April 9, 1997-present); Vice President,
                                                Hicks Muse (January 1997-present);
                                                Associate, Hicks Muse (August 1993-December
                                                1996); Associate, The Carlyle Group (January
                                                1992-June 1993).

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Stockholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:
                       IBJ SCHRODER BANK & TRUST COMPANY

            By Mail:                     By Facsimile Transmission:           By Hand/Overnight Delivery:
IBJ Schroder Bank & Trust Company              (212) 858-2611              IBJ Schroder Bank & Trust Company
           P.O. Box 84                                                             One State Street
      Bowling Green Station                      To Confirm                    New York, New York 10004
  New York, New York 10274-0084         Facsimile Transmissions Call          Attn: Securities Processing
 Attn: Reorganization Operations                                                Window, Subcellar One,
           Department                          (212) 858-2103                           (SC-1)

     Any questions and request for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone numbers and addresses below. You may also contact your local broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                [MACKENZIE LOGO]

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free (800) 322-2885

                      The Dealer Manager for the Offer is:

                           CREDIT SUISSE FIRST BOSTON
                             Eleven Madison Avenue
                         New York, New York 10010-3629
                         Call Toll-Free (888) 671-4243